Exhibit 99.2

Reconciliation of Income (Loss) from Continuing Operations to Recurring Earnings
(UNAUDITED)

	2003					2004
(Dollars in millions, except for per-share amounts)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr
Income (loss) from continuing operations(1)	$(39.3)	$116.2	$22.8	$(84.5)	$15.2	$5.4
Preferred stock dividends	6.8	22.7	—	—	29.5	—

Income (loss) from continuing operations available to common stockholders	$(46.1)	$93.5	$22.8	$(84.5)	$(14.3)	$5.4

Income (loss) from continuing operations — diluted earnings per share	$(0.09)	$0.18	$0.04	$(0.16)	$(0.03)	$0.01

Nonrecurring items:
Power
Accelerated compensation expense associated with workforce reductions	11.8	—	—	—	11.8	—
Severance accrual	—	0.6	—	—	0.6	—
Loss accrual for regulatory issues(2)	—	20.0	—	—	20.0	—
Prior period item correction(3)	—	(105.0)	—	(12.0)	(117.0)	—
Gain on sale of Jackson EMC power contracts	—	(175.0)	(13.0)	—	(188.0)	—
Gain on sale of crude contracts and pipeline	—	(7.1)	—	—	(7.1)	—
Gain on sale of eSpeed stock	—	—	(13.5)	—	(13.5)	—
Impairment of goodwill(2)	—	—	—	45.0	45.0	—
Hazelton impairment	—	—	—	44.1	44.1	—
California rate refund and other accrual adjustments(4)	—	—	—	33.3	33.3	—

Total Power nonrecurring items	11.8	(266.5)	(26.5)	110.4	(170.8)	—
Gas Pipeline
Write-off of Oneline information system project	—	25.5	—	0.1	25.6	—
Severance accrual	—	0.9	—	—	0.9	—

Total Gas Pipeline nonrecurring items	—	26.4	—	0.1	26.5	—
Exploration & Production
Gain on sale of certain E&P properties	—	(91.5)	—	—	(91.5)	—

Total Exploration & Production nonrecurring items	—	(91.5)	—	—	(91.5)	—
Midstream Gas & Liquids
Impairment of investment in Aux Sable	—	8.5	5.6	—	14.1	—
La Maquina depreciable life adjustment	—	—	4.2	—	4.2	—
Gain on sale of West Texas LPG Pipeline, L.P.	—	—	(11.0)	—	(11.0)	—
Impairment of Canadian assets	—	—	—	41.7	41.7	—
Gain on sale of wholesale propane	—	—	—	(16.2)	(16.2)	—

Total Midstream Gas & Liquids nonrecurring items	—	8.5	(1.2)	25.5	32.8	—
Other
Impairment of Longhorn and Aspen project(5)	—	49.6	—	—	49.6	—
Gain on sale of butane blending inventory	—	—	(9.2)	—	(9.2)	—
Longhorn recapitalization fee	—	—	—	—	—	6.5

Total Other nonrecurring items	—	49.6	(9.2)	—	40.4	6.5

Nonrecurring items included in segment profit (loss)	11.8	(273.5)	(36.9)	136.0	(162.6)	6.5
Nonrecurring items below segment profit (loss)
Convertible preferred stock dividends(2) (Preferred stock dividends — Corporate)	—	13.8	—	—	13.8	—
Impairment of cost-based investments(2) (Investing income (loss) — Various)	—	19.1	2.3	—	21.4	—
Severance accrual (General corporate expenses)	—	3.0	—	—	3.0	—
Impairment of Algar Telecom investment (Investing income (loss) — International)	12.0	—	1.2	—	13.2	—
Write-off of capitalized debt expense (Interest accrued — Corporate)	—	14.5	—	—	14.5	—
Debt tender offer premiums and adjustments (Other income (expense) — net — Corporate)	—	—	—	66.8	66.8	—

	12.0	50.4	3.5	66.8	132.7	—
Total nonrecurring items	23.8	(223.1)	(33.4)	202.8	(29.9)	6.5
Tax effect for above items	9.1	(113.3)	(13.7)	56.7	(61.2)	2.5

Recurring income (loss) from continuing operations	$(31.4)	$(16.3)	$3.1	$61.6	$17.0	$9.4

Recurring diluted earnings per common share	$(0.06)	$(0.03)	$0.01	$0.12	$0.03	$0.02

Weighted-average shares — diluted (thousands)	517,652	534,839	524,711	518,502	518,137	525,752

(1)	Includes $126.8 million positive valuation adjustment associated with agreement to terminate contract with Allegheny in second quarter 2003.

(2)	No tax benefit

(3)	Power recognized $80.7 million of revenue in the second quarter of 2003 from a correction of the accounting treatment previously applied to certain third party derivative contracts during 2002 and 2001. Results for 2003 include $117 million of revenue related to these prior period items, of which $24 million was recorded prior to the second quarter correction, and $12 million was subsequently reported in the fourth quarter.

(4)	For $5.6 million, no tax benefit

(5)	For $20.2 million, no tax benefit